Exhibit 99.1

PETMED EXPRESS WELCOMES JODI WATSON AND PETER COBB TO ITS BOARD OF DIRECTORS

Delray Beach, Florida, August 2, 2021 - PetMed Express, Inc. (NASDAQ: PETS) is delighted to report that Jodi Watson and Peter Cobb have been elected to the PetMed Express, Inc. Board of Directors as new independent directors.

Ms. Watson is a highly accomplished Senior Executive with more than 20 years of progressive experience in global retail, wholesale, omni-channel, technology, digital and direct-to-consumer enterprises, and a proven history of leadership across multiple other industries. Ms. Watson’s core skills include: digital transformation, business unit (P&L) leadership, marketing, public relations, e-Commerce, talent development, customer service, organizational restructuring and M&A. Ms. Watson has held global leadership roles with companies such as Petco (NASDAQ: WOOF), Wolverine Worldwide (NYSE: WWW), Pottery Barn, Williams-Sonoma (NYSE: WSM) and Eddie Bauer. She currently works as a CMO, board member and consultant with private equity, venture capital, start-ups and publicly traded companies. Ms. Watson will serve on the PetMed Express, Inc. Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

Mr. Cobb brings considerable knowledge of digital retail, marketing, merchandising and website design and optimization. In addition, he has in-depth experience with customer acquisition and retention and creating robust loyalty programs. Mr. Cobb co-founded eBags.com which launched in 1999 and was acquired by Samsonite in 2017. He played a leadership role creating the company’s retail website developing innovative tools such as customer reviews, A/B testing, and drop-shipping orders directly from brands to customers. eBags.com, which sold 100,000 products from 1,000 brands, is an award-winning website recognized as Retail Website of the Year six times by Multi-Channel Marketing Magazine. Mr. Cobb will also serve on the PetMed Express, Inc. Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee.

"We are excited to have both Jodi and Peter join our Board," said Dr. Gian Fulgoni, Board Chairman. "Their extensive experience in e-Commerce, marketing and digital technology, as well their board experience with other private and public corporations, enables them to make very significant contributions to the Board’s decision-making process as we execute the transformation of the Company to position it for continued success.”

“Having been in the pet industry for several years now, it’s a business I love.” Ms. Watson says. “Leading direct-to-consumer divisions for more than 20 years, I have long been an admirer of PetMeds and the opportunities it presents. We have an extremely loyal customer base, and we work closely with the vet community, which reinforces PetMeds as a trusted name to take care of our furry family members. I’m thrilled to join the board at this pivotal time and help build its future.”

“I’m excited to join the PetMeds Board.” Mr. Cobb said, “By consistently focusing on their customers, they have been a reliable solution for pet owners for over two decades. I look forward to helping PetMeds continue to be a leader in the pet health and wellness space.”

Founded in 1996, PetMed Express is America’s Most Trusted Pet Pharmacy ®, providing prescription and non-prescription pet medications and other health products for dogs, cats, and horses at competitive prices direct to the consumer through its website at www.petmeds.com and through its 1-800-PetMeds toll free number.

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, that involve a number of risks and uncertainties, including the Company’s ability to meet the objectives included in its business plan. Important factors that could cause results to differ materially from those indicated by such “forward-looking” statements are set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the PetMed Express Annual Report on Form 10-K for the year ended March 31, 2021. The Company’s future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company's Form 10-Q and its Annual Report on Form 10-K.

For investment relations contact PetMed Express, Inc., Bruce S. Rosenbloom, CFO, 561-526-4444.

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